November 27, 2002

77K     Changes in Registrant's certifying accountant

Registrant's Board of Trustees has dismissed Arthur Andersen LLP ("Andersen") as its principal accountant, effective July 17, 2002. Registrant's Audit Committee recommended engaging Deloitte & Touche LLP as the principal accountant to audit the Registrant's financial statements for the fiscal year ending September 30, 2002. At a board meeting on July 17, 2002, a majority of Registrant's Board of Trustees, including a majority of the independent Trustees, approved the appointment of Deloitte & Touche LLP as Registrant's independent auditors subject to the right of Registrant, by a majority vote of the shareholders at any meeting called for that purpose, to terminate the appointment without penalty.

Andersen's report on the financial statements for the fiscal years 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

For fiscal years 2001 and 2000, and during the period prior to Andersen's dismissal, Registrant and Andersen have not had any disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, that either (1) have not been resolved to Andersen's satisfaction and (2) or, if not resolved to Andersen's satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

Registrant discloses that no "reportable events" as defined in Item 304(a) (v) existed for fiscal years 2001 and 2000 and during the period prior to Deloitte & Touche LLP's appointment, specifically:

Andersen did not advise Registrant that the internal controls necessary for Registrant to develop financial statements do not exist;

Andersen did not advise Registrant that it can no longer rely on management's representations, or that it was unwilling to be associated with the financial statements prepared by management;

Andersen did not advise Registrant of the need to expand significantly the scope of its audit;

Andersen did not advise Registrant that information had come to its attention that would materially impact the fairness or reliability of either (i) a previously issued audit report of the underlying financial statements, or (ii) the financial statements issued or to be issued covering fiscal year 2001.

Registrant has not consulted Deloitte & Touche LLP on any accounting matters prior to its engagement.